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                                                                     EXHIBIT 5.1
December 2, 1999


IAT Multimedia, Inc.
70 East 55th Street
24th Floor
New York, NY 10022

Re:   IAT Multimedia, Inc. - Registration Statement on Form S-4

Ladies & Gentlemen:

We are acting as special counsel to IAT Multimedia, Inc., a Delaware corporation ("IAT"), in connection with the Registration Statement on Form S-4 (the "Registration Statement") being filed by IAT with the Securities and Exchange Commission with respect to up to 48,366,530 shares of IAT common stock, par value $.01 per share ("IAT Common Stock"), proposed to be issued in connection with the acquisition of all of the outstanding common stock of Petrini, S.p.A. from Gruppo Spigadoro, N.V. ("Spigadoro") pursuant to the terms of the Stock Purchase Agreement dated as of November 3, 1999 by and between Spigadoro and IAT (the "Stock Purchase Agreement"), as described in the proxy statement/prospectus that is a part of the Registration Statement. In connection with this opinion, we have reviewed the Registration Statement and the exhibits thereto, and we have examined originals or copies, certified or otherwise identified to our satisfaction, of such corporate records, agreements, certificates of public officials and of officers of IAT, and other instruments, and such matters of law and fact as we have deemed necessary to render the opinion contained herein.

Based upon and subject to the foregoing, we are of the opinion that the shares of IAT Common Stock being registered under the Registration Statement, when issued pursuant to the terms of the Stock Purchase Agreement following
(a) approval by the requisite votes of the stockholders of IAT of (i) the issuance of such IAT Common Stock and (ii) an amendment to the Amended and Restated Certificate of Incorporation of IAT to increase the number of authorized shares of IAT Common Stock from 50 million to 100 million and (b) the filing of an amendment to the Amended and Restated Certificate of Incorporation of IAT with the Secretary of State of the State of Delaware increasing the number of authorized shares of IAT Common Stock as described above, will be validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement and to the reference to our firm under the caption "LEGAL MATTERS" in the proxy statement/prospectus contained therein. In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.


                                             Very truly yours,

                                             /s/ LOWENSTEIN SANDLER PC